CHAPTER 14 – CODE OF ETHICS

(Personal Securities Transactions)

General

The Company has adopted the policies and procedures described in this section of the Manual (the “Code of Ethics” or “Code”) in an effort to maintain a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable laws, including state and federal securities laws and regulations. In particular, Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940, as amended, requires the Company to adopt a code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any act, practice or course of business prohibited by the Rule

This Code is predicated on the principle that the Company owes a fiduciary duty to its Clients. Every fiduciary has the duty and a responsibility to act in the utmost good faith and in the best interests of the Client and to always place the Client’s interests first and foremost. Accordingly, the Company’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients.

In addition, this Code of Ethics has been adopted to ensure that Employees who have knowledge of the portfolio transactions will not be able to act thereon to the disadvantage of the Company or its Clients. It is the responsibility of each Employee to understand the various laws applicable to such Employee, and to conduct personal securities transactions in a manner that does not interfere with the transactions of the Company or its Clients, or otherwise take unfair advantage of the Company or its Clients.

The Code does not address every possible situation that may arise, consequently, every Employee is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of the Code of Ethics to the attention of the CCO. Any questions regarding the Company’s Code of Ethics should be referred to the CCO.

Statement of General Principles

The management of Wright is committed to the principles of integrity, honesty and trust in all of its business transactions, and expects all of its Employees to adhere to these ideals.

All Employees shall have the duty at all times to place the interests of the shareholders of mutual funds (the "Funds") managed by Wright and Wright’s other clients first, and may not in any respect take advantage of client transactions. It is essential that we avoid not only actual conflicts, but also any appearance of conflicts of interest and any abuse of an individual’s position of trust and responsibility.

This Code of Ethics ("Code") supersedes Wright’s prior code of ethics and Statement of Policy. The management of Wright believes that this Code meets current requirements of the Securities and Exchange Commission ("SEC") and is appropriate and desirable for the company. All requests and reports provided to anyone pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC.

Definitions

Access Persons

The term Access Person is defined as:

(i) any officer or director of Wright;

(ii) any full-time or part-time employee of Wright who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by any Wright client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural person in a control relationship to Wright who obtains information concerning recommendations regarding the purchase or sale of a security..

The current positions at Wright deemed to be "Access Persons" are: directors, officers, trading department personnel, analysts and others involved in making recommendations to portfolio managers, and any employee who has direct contact with Wright’s clients and/or receives advance notice from Wright’s Investment Committee of contemplated portfolio transactions. All other employees are deemed to be Non-Access Persons. The Chief Compliance Officer (“CCO”) is responsible for notifying employees of their status. See also Compliance Procedure Regarding Access Person Status at Exhibit J.

Beneficial Ownership

Under current SEC interpretations, Beneficial Ownership includes securities accounts of a spouse, minor children and relatives resident in the employee’s home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains therefrom benefits substantially equivalent to those of ownership.

When an employee has a substantial measure of influence or control over an account, but not direct or indirect beneficial ownership (as for example when the employee serves as executor or trustee for someone outside his immediate family, or manages or helps to manage a charitable account), such account shall not be subject to this Code, but in all transactions involving any such account the employee will be expected to conform to the spirit of these rules and specifically avoid any activity that conflicts or might appear to conflict with the best interests of Wright’s clients.

Securities

In general, this Code employs the term “securities” to mean:

(i) the same as the s definition, from the Securities Exchange Act of 1934, is: "Any note, stock, treasury stock, bond, debenture, certificate of interest or participation in any profit-sharing agreement or in any oil, gas, or other mineral royalty or lease, any collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit, for a security, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any instrument commonly known as a 'security'; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, or warrant or right to subscribe to or purchase, any of the foregoing; but shall not include currency or any note, draft, bill of exchange, or banker's acceptance which has a maturity at the time of issuance of not exceeding nine months, exclusive of days of grace, or any renewal thereof the maturity of which is likewise limited.

(ii) does not include direct obligations of the US Government, bank certificates of deposit, money market funds, commercial paper, other high quality short-term debt instruments and non-Wright managed open-end mutual funds.

(iii) includes closed-end and open-end Wright-managed mutual funds

Short-term Debt Instruments

The SEC has defined high quality short-term debt instrument as “any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but of comparable quality.”

C.       Compliance Procedures for All Employees including Access Persons

1. General Responsibilities.

All directors, officers and employees of Wright must (i) conduct themselves with integrity and dignity; (ii) act in a thoroughly ethical manner in dealings with clients, the public and fellow employees; (iii) comply with all applicable securities laws; and (iv) report any violations of this Code to the CCO. The CCO shall hold the name of the reporting person in strict confidence and shall investigate any purported violation.

2. Disclosure of Personal Holdings.

The CCO or designee shall review and explain this Code to new employees as soon as reasonably practicable and no later than ten business days after the date of employment. As a condition to employment, each newly-hired person must, within 10 days of beginning employment at Wright, (i) make full disclosure of any brokerage account and all publicly-traded securities beneficially owned by the employee or members of the employee's immediate family; (ii) agree to comply with Wright’s written policies restricting personal trading and prohibiting insider trading; and (iii) provide a written acknowledgment of receipt of such policies. The disclosure must be made in the manner requested by Wright and/or through actual statements of holdings and must be current as of a date no more than 45 days prior to the employee's first day at Wright. It is not necessary to report transactions effected pursuant to an automatic reinvestment plan.

3. Preclearance.

Employees must obtain approval via the Blue River Compliance Portal prior to executing a transaction in any Reportable Brokerage Account (defined below) by submitting a pre-clearance form in the form of Exhibit L. All approved securities transactions must be executed on the same day that the pre-clearance is obtained. Post-approval of personal securities transactions is not permitted. Any such approval will only be given in accordance with the provisions of Paragraph F, “Guidelines for Approval of Securities Transactions.

Actions that occur without the direction of the Employee will be exempt from these requirements (option expiration, called bond, converted security, etc.).

Please note that preclearance need not be sought for the purchase or sale of:

1.	shares of any non-Wright managed mutual funds by an employee as well as:
2.	Money-market funds;

3.	Exchange traded funds;
4.	Bankers acceptances, bank CDs, commercial paper and high quality short-term debt instruments;
5.	Unit investment trusts;
6.	Brokerage certificates of deposit;
7.	Direct obligations of the U.S. government (U.S. Treasury securities);
8.	Transactions through an established Automatic Investment Plan[1]; or
9.	Transactions of less than $10,000/trading day in a “large cap issuers”, i.e., issuers with a market capitalization value of more than $10 billion,

Note: Private placements of any kind (including, but not limited to, limited partnership investments, limited liability companies, hedge funds, private equity funds, PIPEs, real estate, oil and gas partnerships and venture capital investments) may only be acquired with pre-approval of the CCO, and, if approved, will be subject to monitoring for possible future conflicts. A request for approval of a private placement must be submitted in advance of the proposed date of investment by completing an Outside Business Activities Disclosure Form attached hereto in Exhibit C

4. Reportable Brokerage Accounts.

All Employees must provide to the CCO a written or electronic disclosure in the form Exhibit D certifying all Reportable Brokerage Accounts within 10 days after first becoming an Employee and thereafter upon establishing any new Reportable Brokerage Account. For the purposes of this Manual, Reportable Brokerage Accounts include any personal brokerage account over which the Employee has control or discretionary trading authority and that has the capability to hold or trade individual securities (stocks, bonds, options etc.). The following types of accounts are NOT considered Reportable Brokerage Accounts and are not reportable:

•	Any personal brokerage account over which the Employee has no control or discretionary trading authority, including any Managed Accounts (as defined below); and
•	Accounts that allocate exclusively to open-end mutual funds and do not have discretionary brokerage capability for individual securities (e.g., 529 and 401(k) accounts).

A Managed Account is a brokerage account that meets the following criteria:

•	the account is managed by a third party investment manager; and
•	the Employee has no power to control or influence investment decisions in the account.

A Managed Account held by an Employee will be exempted from trade pre-clearance and ongoing reporting requirements of this Code. The Employee will be required to report the account to the CCO and provide a letter signed by the investment manager on the manager’s letterhead that the above criteria will be met or alternatively, may provide a copy of the investment advisory agreement or contract

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1 Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment plan includes a dividend reinvestment plan (“DRIP”).

All Access Persons shall cause each broker-dealer at which they have an account to send a copy of all quarterly and annual account statements to the CCO or personally provide quarterly and annual account statements to the CCO. The same requirement is applicable for a brokerage account held by a member of the Access Person’s household, if such account holds any securities other than mutual funds.

5. Annual Certification of Compliance.

Within thirty days after the end of each calendar year, all employees shall certify annually that they (i) have read and understand this Code, including amendments, if any; (ii) recognize that they are subject thereto; and (iii) have complied with its requirements, including any necessary preclearance.

6. Acceptance of Gifts & Entertainment.

The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. Subject to the guidelines below, Employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Employees should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company’s business relationships. Employees should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding the business transactions involving the Company. Employees should contact the CCO or his/her designee to discuss any offered activity or gift that may create such a conflict

The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.

Entertainment may include such events as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. For the purposes hereof, a gift will be deemed to be of significant value if it exceeds $100.00 per gift from any person or entity doing business or seeking to do business with or on behalf of a Wright Fund or a direct advisory account and an entertainment event will be deemed to be of significant value if it exceeds $250..00 per event from any such person or entity. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). No gift or entertainment may be accepted or given, however, regardless of value, that has the likelihood of influencing, any business decision or relationship of Wright. No gift of cash or cash equivalents may be accepted. Items such as pens, coffee mugs or clothing items with a counterparty’s logo are excluded

No employee shall accept gifts/entertainment of a value in excess of the above stated amounts without prior approval of the CEO via the form included in Exhibit M.

7. Outside Business Activities

a.	General

Upon becoming an Employee and as necessary thereafter, each Employee shall complete the Outside Business Activities questionnaire attached hereto as Exhibit C in order to disclose any conflicts of interest relating to the Company’s Clients.

All outside activities conducted by an Employee must be approved prior to participation by the CCO or his/her designee by completing and submitting an Outside Business Activities questionnaire attached hereto as Exhibit C.

The CCO or his/her designee may require full details concerning the outside activity including the number of hours involved and any compensation to be received. In addition, in connection with any approval of an outside activity, such approval may, at the discretion of the CCO, be subject to certain conditions deemed necessary or appropriate to protect the interests of the Company or any Client.

In addition, to the extent that the Company files a Form U-4 for an Employee seeking to engage in an outside business activity, the Form U-4 will need to be updated to reflect the activity

b.	Service as a Director.

No employee shall serve on the board of directors of a publicly traded company, absent prior authorization based upon a determination by the CEO. Among other things, the CEO may consider whether the board service would be consistent with the interests of Wright's clients, who may have an investment in such public company. In the relatively small number of instances in which board service may be authorized, Access Persons serving as directors of any such company should be isolated from those making investment decisions through written procedures applicable to the person’s position in Wright. Any such positions must be reported to the CCO immediately by completing Outside Business Activities questionnaire attached hereto as Exhibit C.

8. By-law Provision.

The by-laws of the Wright Funds generally provide that a Wright Fund shall not purchase or retain in its portfolio any securities issued by an issuer any of whose officers, directors or security holders is an officer or director of the Fund, or is an officer or director of the investment adviser of the Fund, if after the purchase of the securities of such issuer by the Fund one or more of such persons owns beneficially more than 1/2 of 1% of the shares or securities, or both, of such issuer, and such persons owning more than 1/2 of 1% of such shares or securities together own beneficially more than 5% of such shares or securities, or both. In view of the foregoing, and to avoid any possibility of an inadvertent violation of this by-law provision, no approval will be given that would result in an employee's holdings exceeding 1/2 of 1% of the shares or securities of any publicly-owned issuer. Any request for prior approval of a trade in this type of security must state whether this provision applies.

9. Sanctions.

Careful adherence to this Code is one of the basic conditions of employment of every employee. Any employee violating any provision of this Code, including the Compliance Procedures, may be subject to sanction, including but not limited to suspension or termination of employment, censure or disgorgement of profits, at the determination of the CEO.

D.       Additional Compliance Procedures for Access Persons

1. Initial and Annual Disclosure.

All Access Persons must certify their personal securities holdings via the Initial Holdings Report in the form of Exhibit E within 10 days after first becoming an Access Person. The information contained in the

Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Employee.

Additionally, Employees must submit an Annual Holdings Report in the form of Exhibit E by January 31 of each year, provided, however, that an Employee need not submit an Annual Holdings Report if the information reported therein would be duplicative of information contained in broker trade confirmations, notices or advices or account statements received by the Company. The information contained in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted.

A report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

2. Quarterly Trade Report

Each Access Person must file every quarter with the CCO a report of all transactions in securities. Transactions encompass sales, purchases and other acquisitions or dispositions, including gifts and exercise of conversion rights or subscription rights. Employees must file a written or electronic Quarterly Trade Report in the form of Exhibit F within 30 days after the end of each calendar quarter that identifies all transaction made during the quarter. A Quarterly Trade Report must be submitted even if no purchases or sales of securities were made during the period covered by the report

3. Additional Responsibility of Portfolio Managers.

Each Portfolio Manager who makes a recommendation as to whether a security shall be purchased, sold or held in the account of a Fund or a Wright client shall fully apprise the CEO or CCO of any direct or indirect beneficial ownership the Portfolio Manager has in such security and whether there has been any transaction in such security within the last seven days in his or her brokerage account(s).

4. Exceptions from Reporting Requirements.

Consistent with Rule 17j-1(d)(2)(i) of the Investment Company Act of 1940 and Rule 204A-1(b)(3)(i) of the Investment Advisers Act of 1940, transactions and reports that occur in accounts over which an Access Person has no direct or indirect influence or control are exempt from the reporting requirements. Such Access Person must sign a document stating that he or she has no direct or indirect influence or control over the accounts. If the Access Person regains any influence or control over the account, the Access Person must notify the CCO and will be required to follow all relevant sections of this Code.

E.       Monitoring, Reporting and Disclosure

1. Monitoring of Compliance.

The CCO shall be responsible for (i) notifying Employees of their reporting obligations under this Code and (ii) reviewing the reports submitted by each Employee under this Code. The CCO may assign the review of Employee reports to a designee, however, no person shall be allowed to review or approve his or her own reports, and reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report. The CCO shall maintain records of all reports filed pursuant to these procedures.

All Employee personal securities transactions are subject to monitoring in order to ascertain any patterns of conduct which may evidence conflicts with the principles of this Manual, including patterns of front-running or other inappropriate behavior

The CCO will investigate all apparent violations of this Code and will prepare a report for the CCO.

2. Review by the Board of Trustees.

No less than once each year, Wright shall prepare and submit a written report to the Trustees of the Funds that:

i.	describes any issues arising under this Code since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures, and sanctions imposed in response to the material violations;
ii.	describes any waivers that might be important to the Board of Trustees that were granted during the period; and
iii.	certifies that Wright has adopted procedures reasonably necessary to prevent violations of this Code.

If there have been any material changes to the Code, Wright shall submit such changes to the Trustees at the next meeting of the Board.

The Trustees shall review any violations of the Code specified in the annual report and any recommended changes in existing restrictions and procedures. The Trustees shall then take such action, if any, as they may deem appropriate.

3. Additional Disclosure.

The Code shall be filed with the SEC as an exhibit to the registration statement of each Wright-managed mutual fund. There will be disclosure in Wright’s Form ADV Part 2A and in the Funds’ prospectuses or their statements of additional information that (i) Wright has a code of ethics; (ii) that, subject to certain restrictions, personnel of Wright are permitted to invest in securities for their own accounts; and (iii) that the Code is on public file, and available upon request from Wright or the SEC.

F.       Guidelines for Approval of Securities Transactions

1. Initial Public Offerings.

Generally no approval will be given for any employee to purchase securities of a publicly owned corporation that is making an initial public offering, except in connection with the exercise of rights issued in respect of securities such employee owns. The reason for this rule is that it precludes the appearance that an employee has used our clients’ market stature as a means of obtaining for himself or herself "hot" issues that would otherwise not be offered to him or her. Any realization of short-term profits may create at least the appearance that an investment opportunity that should have been available to a direct advisory account or a Fund account was diverted to the personal benefit of an employee.

2. Restricted List

No Employee personal securities transactions will be permitted in any security that is currently on the Company’s Restricted List. All Employee personal securities transactions are subject to monitoring in order to ascertain any pattern of conduct which may evidence use of material non-public information obtained in the course of their employment.

3. Limited Offerings.

Any prior approval of an acquisition of securities in a limited offering (such as a private placement) will take into account, among other factors, whether the investment opportunity should be reserved for a Fund and its shareholders or other client, and whether the opportunity is being offered to an individual by virtue of his or her position with Wright.

4. Blackout Periods.

No employee shall be authorized to exercise a securities transaction within four (4) calendar days before or after a recommendation for direct advisory account or a Fund in the Wright complex has been made (a pending "buy" or "sell" order) has in that same security.

5. Short Sales and Naked Options.

Usually no approval will be given for short sales. Also prohibited are buying, selling or exercising put or call options or combinations thereof of securities held by a Fund or other advisory client or being considered for purchase for them. It should be noted, for example, that an exercise of a naked option or the covering of a short sale could conflict with current trading for clients. However, where any such option is held by a member of an employee's family, approval may be given provided there is no conflict with the interests of the Funds or other Wright clients.

6. Covered call transactions are permitted but require the same approvals as purchase and sale transactions and are covered by the short-term trading profit rules of paragraph 6.

7. Short-Term Trading Profits.

Short-term trading, i.e., profiting in the purchase and sale or sale and purchase of the same (or equivalent) securities within 30 calendar days, is strongly discouraged and approval will generally not be given. The management of Wright believes that short-term trading by employees may increase the risk of conflicts of interest, affect an individual’s investment judgment, and in some instances divert an individual’s attention from the best interests of the Funds and other Wright clients. Where one or both sides of a short-term trade have not been precleared, there is presumably already a violation and the whole matter should be handled under the Sanctions section of this Code, with disgorgement of profits being only one alternative available to the CEO.

Since preclearance is not required for mutual fund transactions, it is the employee’s responsibility to make sure such trades do not violate the 60-day rule.

With regard to transactions in Wright’s 401(k) plan, please take note: (i) infrequent allocation changes pursuant to an employee’s regular contribution plan will not necessarily be considered a violation of the short-term trading prohibition of this Code; (ii) repetitive transfers in and out (or vice versa) of a mutual fund option in the plan may be a violation of this rule, as well as limitations detailed in the mutual fund’s prospectus.

IN ANY CASE, VIOLATIONS DISCOVERED BY COMPLIANCE REVIEWS
MAY RESULT IN SANCTIONS.

8. Margin Accounts.

Margin Accounts are absolutely prohibited and no approval will be given except when used to effect covered call transactions.

9. By-law Violation.

No approval will be given which would result in an employee’s holdings exceeding 1/2 of 1% of the securities of any publicly-owned issuer.

10 General Standards.

In authorizing any transaction, the CEO or CIO may consider the extent to which the employee has access to pending investment decisions, the number of transactions already approved for such employee within the past six months, whether the employee has made unreasonable use of Wright’s resources during business hours in arriving at a personal investment decision, and any other factors that are, in the opinion of the CEO or CIO, pertinent to the matter. In the rare case where approval is given for a transaction involving an initial public offering or a limited offering, additional written disclosure will be required and will be maintained by the CCO.

G. Standards of Conduct

1.	Employee Conduct

The following general principles should guide the individual conduct of each Employee:

•	Employees will not take any action that will violate any applicable laws or regulations, including all federal securities laws.
•	Employees will adhere to the highest standards of ethical conduct.
•	Employees will maintain the confidentiality of all information obtained in the course of employment with the Company.
•	Employees will bring any issues reasonably believed to place the Company at risk to the attention of the CCO.
•	Employees will not abuse or misappropriate the Company’s or any Client’s assets or use them for personal gain.
•	Employees will disclose any activities that may create an actual or potential conflict of interest between the Employee, the Company and/or any Client.
•	Employees will deal fairly with Clients and other Employees and will not abuse the Employee’s position of trust and responsibility with Clients or take inappropriate advantage of his or her position with the Company.
•	Employees will comply with the Code of Ethics.

2.	Falsification or Alteration of Records

Falsifying or altering records or reports of the Company, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities of the Company or its Clients, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

•	Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;
•	Manipulating books, records, or reports for personal gain;
•	Failing to maintain required books and records that completely, accurately, and timely reflect all business transactions;
•	Maintaining any undisclosed or unrecorded Company or Client funds or assets;
•	Using funds for a purpose other than the described purpose;
•	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.
3.	Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present Employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Company’s Clients, vendors, service providers, suppliers, and competitors. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.